Exhibit 99.2

News Release

Media Contact:	Ron Rogers	Investor Contact:	Scott Gleason
	(801) 584-3065		(801) 584-1143
	rrogers@myriad.com		sgleason@myriad.com

Myriad Genetics Reports Financial Results for Second Quarter of Fiscal Year 2014

Revenues Increase 37 Percent Year-Over-Year; Fiscal Year 2014 Guidance Raised

Salt Lake City, February 4, 2013 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced financial results for its fiscal second quarter and six months ended December 31, 2013. Revenue for the second quarter was $204.1 million, a 37 percent increase over the same period in the prior year. Second quarter earnings per diluted share (EPS) were $0.66, an increase of 57 percent compared to the second quarter of 2013.

“I am extremely proud of the Myriad team as this quarter represents the tenth consecutive quarter where our revenue growth has exceeded 20 percent,” said Peter D. Meldrum, president and CEO of Myriad. “Looking ahead, we plan to continue to execute upon our strategic plan of transitioning our hereditary cancer market, expanding our business internationally, and diversifying our revenue base with new product launches.”

Fiscal Second Quarter 2014 Results

•	Molecular diagnostic testing revenue in the second quarter rose to $196.2 million, an increase of 39 percent compared to the second quarter of 2013. We believe that our increased sales, marketing, and education efforts resulted in wider acceptance of our molecular diagnostic tests by the medical community and increased patient testing volumes. Revenue from the Oncology segment was $101.6 million, an increase of 12 percent compared to the second quarter of 2013. Women’s Health revenue totaled $94.6 million, an increase of 90 percent from the same period in the prior year.

•	Revenue from the BRACAnalysis® test was $141.2 million, a 28 percent increase over the prior year period, and represented 69 percent of total revenue in the second quarter.

•	Revenue from the BART™ test was $24.7 million, a 57 percent increase over the same period a year ago, and represented 12 percent of total revenue.

•	Revenue from the COLARIS® and COLARIS AP® tests was $15.6 million, an increase of 29 percent compared to the second quarter of 2013, and represented 8 percent of total revenue.

•	Revenue from the Myriad myRiskTM Hereditary Cancer test, which launched on September 3, 2013, was $11.5 million in the second quarter, representing 6 percent of total revenue.

•	Revenue from Myriad’s other molecular diagnostic tests was $3.2 million, an increase of 25 percent compared to the previous year, and represented approximately 1 percent of total revenue.

•	Companion diagnostic service revenue in the fiscal second quarter was $7.9 million, a 7 percent decrease over the same period in 2013. Companion diagnostic revenue represented 4 percent of total revenue.

•	Operating income in the second fiscal quarter improved to $83.0 million, an increase of 49 percent compared to the second quarter of 2013. Operating margins in the fiscal second quarter were 40.7 percent compared to 37.3 percent in the prior year period. The improvement in operating margins was driven primarily by operational leverage in SG&A and R&D expenses.

•	Net income for the fiscal second quarter was $50.4 million, an increase of 44 percent compared to the same period in 2013.

•	During the quarter, the Company repurchased 3.2 million shares or $77.8 million of common stock under its stock repurchase program. Fiscal second quarter diluted weighted average shares outstanding were 76.8 million compared to 84.2 million in the same period last year.

•	The Company ended the quarter with $488.8 million in cash, cash equivalents and marketable investment securities compared to $468.3 million at December 31, 2012, representing a 4 percent increase year-over-year.

Year-to-Date Performance

•	Total revenue for the first half of fiscal 2014 was $406.5 million, an increase of 44 percent over the $282.6 million reported for the first half of fiscal 2013.

•	Operating income for the first half of fiscal 2014 was $165.9 million, an increase of 59 percent over the $104.2 million reported for the same period of the prior year.

•	Net income for the first half of fiscal 2014 was $105.8 million, an increase of 62 percent over the $65.2 million in the first half of the prior year.

•	In the first half of fiscal 2014, diluted earnings per share increased 72 percent to $1.33 compared to $0.78 for the same period in the prior year.

Business Highlights

•	Myriad launched the Myriad myPlan™ Lung Cancer test in October 2013 to assist physicians in determining a newly diagnosed patient’s risk of dying from lung cancer within five years. We believe that this information can assist a physician decide whether an early stage patient should receive surgery alone or surgery plus adjuvant chemotherapy or radiation therapy.

•	In November 2013, Myriad launched the Myriad myPath™ Melanoma test to leading dermatopathologists throughout the United States. The test was validated in a 464 patient clinical study where it demonstrated over 90 percent accuracy in differentiating malignant melanoma from benign skin lesions. Myriad myPath Melanoma is the only test on the market that can accurately diagnose all four major melanoma subtypes.

•	Myriad presented data at the San Antonio Breast Cancer Symposium demonstrating that the Myriad myRisk Hereditary Cancer test detected 52 percent more patients with a high risk for hereditary breast and ovarian cancer than was found by testing for the BRCA1 and BRCA2 genes alone. Additionally, Myriad presented data demonstrating that the Myriad myRisk test detected 60 percent more patients with a high predisposition risk of hereditary colon and endometrial cancer than was found by testing the major colon cancer genes alone. The Myriad myRisk Hereditary Cancer test has unparalleled accuracy of 99.98 percent.

•	Myriad’s Investigational Device Exemption (IDE) for BRACAnalysis testing was accepted by the U.S. Food and Drug Administration (FDA) for use in AstraZeneca’s Phase 3 clinical trials for olaparib and for use in Biomarin’s Phase 3 clinical trial for BMN-673.

•	Myriad announced a new research collaboration with Janssen to use Myriad’s BRACAnalysis test in Janssen’s Phase 3 clinical trial with Yondelis (tabectedin) in the treatment of advanced-relapsed epithelial ovarian, primary peritoneal, or fallopian tube cancers.

•	Myriad signed a research collaboration with Biomarin in the fiscal second quarter to use Myriad’s HRD test to identify tumor types that may be sensitive to BioMarin’s investigational new drug, BMN-673. This represents Myriad’s second publicly announced research collaboration with the Company’s HRD test.

•	Myriad presented data at the San Antonio Breast Cancer Symposium showing that its HRD test was highly predictive of cisplatin response in patients with triple-negative breast cancer. This is the second study validating the HRD test in successfully predicting platinum response in triple-negative breast cancer patients.

•	Myriad presented data at the Annual Meeting of the Society for Urologic Oncology (SUO) from four clinical studies with Prolaris testing demonstrating its ability to accurately predict the aggressiveness of a man’s prostate cancer. Prolaris testing has now been studied in 11 clinical trials involving over 5,000 patients.

•	Myriad presented interim data from its PROCEDE 500 study at the ASCO GU Cancer Symposium showing that physicians changed their intended therapy and selected a different treatment based on the Prolaris test score in 65 percent of their cases. In 40 percent of patients, physicians reduced the therapeutic burden on the patients and opted for active surveillance in lieu of surgery or radiation therapy. In 25 percent of patients, physicians opted for more aggressive therapies.

Increased Fiscal Year 2014 Outlook

Based on the growth in its core markets and the acquisition of Crescendo Bioscience announced today, Myriad is raising its revenue expectations for fiscal year ending June 30, 2014. The Company is now forecasting revenues of $740 to $750 million, compared to previous guidance of $700 to $715 million. This new guidance represents 21 to 22 percent revenue growth when compared to the prior fiscal year and incorporates the Company’s projection for approximately $10 million in revenue from the Crescendo acquisition, the completion of which is subject to regulatory clearance and satisfaction of customary closing conditions.

Myriad also is increasing its diluted earnings per share guidance for fiscal year 2014. The Company is projecting diluted earnings per share of $2.09 to $2.12 compared to previous guidance of $1.92 to $1.97. This new guidance represents 18 to 20 percent EPS growth. While this guidance does not contemplate additional share repurchase activity, Myriad is committed to its share repurchase program and expects that it will have sufficient cash reserves to complete the acquisition of Crescendo Bioscience and continue repurchasing shares under its current $300 million repurchase authorization.

Conference Call and Webcast

A conference call will be held on Tuesday, February 5, 2014, at 4:30 p.m. Eastern Time to discuss Myriad’s financial results for the fiscal second quarter of 2014. The dial-in number for domestic callers is (800) 891-8357. International callers may dial (212) 231-2921. All callers will be asked to enter the reservation number 21703449. An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the above reservation number. The conference call also will be available through a live webcast at www.myriad.com.

About Myriad Genetics

Myriad Genetics is a leading molecular diagnostic company dedicated to making a difference in patients’ lives through the discovery and commercialization of transformative tests to assess a person’s risk of developing disease, guide treatment decisions and assess risk of disease progression and recurrence. Myriad’s molecular diagnostic tests are based on an understanding of the role genes play in human disease and were developed with a commitment to improving an individual’s decision making process for monitoring and treating disease. Myriad is focused on strategic directives to introduce new products, including companion diagnostics, as well as expanding internationally. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, Melaris, Myriad myPath, Myriad myPlan, Myriad myRisk, TheraGuide, Prezeon, Panexia, and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s plans to execute its strategic plan of transitioning its hereditary cancer market, expanding its business internationally, and diversifying its revenue base with new product launches; the announcement and expected closing of the acquisition of Crescendo Bioscience; the Company’s financial guidance under the caption “Increased Fiscal Year 2014 Outlook,” including the additional revenues expected upon the completion of the Crescendo acquisition; the Company’s commitment to its share repurchase program and continuation of repurchasing shares under the Company’s current $300 million authorization; the availability of cash reserves to complete the acquisition of Crescendo Bioscience; and the Company’s strategic directives under the caption “About Myriad Genetics”. These “forward-looking statements” are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic tests and companion diagnostic services may decline or will not continue to increase at historical rates; risks related to changes in the governmental or private insurers reimbursement levels for our tests; risks related to increased competition and the development of new competing tests and services; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and companion diagnostic services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and companion diagnostic services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and companion diagnostic services tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating our laboratory testing facilities; risks related to public concern over our genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to our ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license or acquire; the risk that we or our licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying our tests; the risk of patent-infringement claims or challenges to the validity of our patents or other intellectual property; risks related to changes in intellectual property laws covering our molecular diagnostic tests and companion diagnostic services and patents or enforcement in the United States and foreign countries; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Molecular diagnostic testing	$196,158	$140,651	$389,144	$267,919
Companion diagnostic services	7,902	8,489	17,383	14,658

Total revenue	204,060	149,140	406,527	282,577
Costs and expenses:
Cost of molecular diagnostic testing	22,755	15,566	44,194	29,498
Cost of companion diagnostic services	3,376	4,318	7,418	7,713
Research and development expense	17,090	14,107	33,893	25,507
Selling, general, and administrative expense	77,840	59,563	155,119	115,691

Total costs and expenses	121,061	93,554	240,624	178,409

Operating income	82,999	55,586	165,903	104,168
Other income (expense):
Interest income	1,330	1,385	2,691	2,753
Other	(185)	14	(623)	(114)

Total other income	1,145	1,399	2,068	2,639
Income before income taxes	84,144	56,985	167,971	106,807
Income tax provision (benefit)	33,784	21,949	62,146	41,635

Net income	$50,360	$35,036	105,825	65,172

Earnings per share:
Basic	$0.67	$0.43	$1.37	$0.80
Diluted	$0.66	$0.42	$1.33	$0.78
Weighted average shares outstanding
Basic	75,070	81,692	77,323	81,632
Diluted	76,825	84,240	79,312	84,091

Condensed Consolidated Balance Sheets (Unaudited)

	Dec. 31, 2013	Jun. 30, 2013
(In thousands)
Cash, cash equivalents, and marketable investment securities	$488,782	$531,064
Trade receivables, net	84,137	94,333
Other receivables	3,463	3,373
Prepaid expenses	4,237	5,963
Equipment and leasehold improvements, net	31,313	27,602
Note receivable	23,000	21,667
Other assets	13,000	13,000
Intangibles, net	12,842	13,330
Goodwill	56,850	56,850
Deferred tax assets	39,057	36,639

Total assets	$756,681	$803,821
Accounts payable and accrued liabilities	$63,440	$62,466
Deferred revenue	3,952	2,043
Uncertain tax benefits	13,318	10,718
Stockholders’ equity	675,971	728,594

Total liabilities and stockholders’ equity	$756,681	$803,821